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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              ---------------------

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                         TO SECTION 13 OR 15 (D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported): September 19, 2003

                               -------------------

                      FISHER SCIENTIFIC INTERNATIONAL INC.
             (Exact name of registrant as specified in its charter)


                                    DELAWARE
                 (State or other jurisdiction of incorporation)


            1-10920                                02-0451017
     (Commission File No.)             (IRS Employer Identification No.)


 ONE LIBERTY LANE, HAMPTON, NEW HAMPSHIRE                             03842
 (Address of principal executive offices)                          (Zip Code)


                                 (603) 926-5911
              (Registrant's telephone number, including area code)


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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

         On September 19, 2003, Fisher Scientific International Inc. (the "Company" or "Fisher") acquired an additional 5.1% percent of the outstanding shares of Perbio Science AB ("Perbio"), a Swedish Company listed on the Stockholm Stock Exchange (Stockholm: PBIO), increasing Fisher's ownership of Perbio to 98.7% of its outstanding shares. On September 26, 2003 Fisher paid approximately $36 million in cash (excluding transaction related expenses) for the acquisition of the additional 5.1% of Perbio's outstanding shares. On September 8, 2003 Fisher paid approximately $637 million in cash (excluding transaction-related expenses) for the acquisition of 93.6% of Perbio's outstanding shares and assumed net debt of approximately $44 million.

         Perbio, headquartered in Sweden with principal operations in the United States, is a manufacturer and supplier of technologies, products and services to the life-science and biotechnology industries.

         The acquisition of Perbio shares (the "Perbio Acquisition") has been financed principally through (a) the sale by Fisher on July 7, 2003 of $300 million principal amount of our 2.50% convertible senior notes due 2023, (b) the sale by Fisher on August 20, 2003 of $150 million principal amount of 8% senior subordinated notes due 2013, and (c) the borrowing on September 10, 2003 of an additional $250 million of term loans under Fisher's senior secured facility. In connection with the Perbio Acquisition, Fisher amended and restated its existing credit facility on September 10, 2003 to provide for, among other things, an additional $250 million term loan facility.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                   FISHER SCIENTIFIC INTERNATIONAL INC.


DATE  September 30, 2003           BY: /s/ Todd M. DuChene
                                       -------------------------------
                                       NAME:    Todd M. DuChene
                                       TITLE:   Vice President,
                                                General Counsel and Secretary